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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                                 BEATNIK, INC.

     The undersigned, Lorraine Hariton and Patrizia Owen, hereby certify that:

     ONE: They are the duly elected and acting President and Chief Financial Officer, respectively, of Beatnik, Inc. (the "Corporation").

     TWO: The Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of the Corporation is Beatnik, Inc.

                                  ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     (A)  Classes of Stock.  This Corporation is authorized to issue two
          ----------------
classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is eighty-four million (84,000,000) shares, of which fifty-six million (56,000,000) shares shall be Common Stock, with a par value of $.001 per share, and twenty-eight million (28,000,000) shares shall be Preferred Stock, with a par value of $0.001 per share, of which three million, seven hundred and nine thousand nine hundred seventy-one (3,709,971) shares shall be designated Series A Preferred Stock, one million three hundred nine thousand five hundred twenty-four (1,309,524) shares shall be designated Series B Preferred Stock, ten million five hundred thousand (10,500,000) shares shall be designated Series C Preferred Stock, two million five hundred thousand (2,500,000) shares shall be designated Series D-1 Preferred Stock, two million two hundred twenty-five thousand (2,225,000) shares shall be designated Series D-2 Preferred Stock and seven million (7,000,000) shares shall be designated Series E Preferred Stock.

     (B)  Rights, Preferences and Restrictions of Preferred Stock.  The
          -------------------------------------------------------
Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in series.

     Except as to the Series A, Series B, Series C, Series D-1, Series D-2 and Series E Preferred Stock and except as otherwise provided in these Articles of Incorporation, the Board of

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Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued additional Series of Preferred Stock, and the number of shares constituting any such Series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided in these Articles of Incorporation, is also authorized to decrease the number of shares of any series, subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any Series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D-1 Preferred Stock, the Series D-2 Preferred Stock and the Series E Preferred Stock, are as follows:

     (1)  Dividends.
          ---------

          (a) Subject to the rights of each series of Preferred Stock that may from time to time come into existence, the holders of outstanding Series A, Series B, Series C, Series D-1, Series D-2 and Series E Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of (i) $0.036 per share of Series A Preferred Stock per annum, (ii) $0.050 per share of Series B Preferred Stock per annum, (iii) $0.07 per share of Series C Preferred Stock per annum, (iv) $0.0249828298349 per share of Series D-1 Preferred Stock per annum, (v) $0.0619409004172 per share of Series D-2 Preferred Stock per annum, and (vi) $0.30 per share of Series E Preferred Stock per annum before any cash dividend is paid on Common Stock. Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. No dividend or distribution may be declared or paid on any series of Preferred Stock in any year unless dividends shall have been paid on or declared and set apart upon all shares of Preferred Stock at their respective annual rates for such year. Dividends or distributions (other than dividends payable solely in shares of Common Stock) may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been paid on or declared and set apart upon all shares of Preferred Stock at their respective annual rate; and no further dividends shall be paid to holders of Preferred Stock in excess of such annual rate in any fiscal year unless at the same time equivalent dividends are paid to holders of shares of Common Stock; provided, however, that the rate of dividends on shares of Common Stock shall not exceed the rate of dividends on shares of any class of Preferred Stock. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

          (b) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective

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shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     (2)  Voting Rights; Election of Directors.
          ------------------------------------

          (a)  Voting Rights.  Each holder of Preferred Stock shall be entitled
               -------------
to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except on those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

          (b)  Election of Directors.
               ---------------------

               (i) The holders of the Series B Preferred Stock shall be entitled, as a group voting as a separate class (the "Series B Preferred Class"), to elect (and to remove, either for or without cause) one (1) member of the Board of Directors of the Corporation.

               (ii) The holders of the Series C Preferred Stock shall be entitled, as a group voting as a separate class (the "Series C Preferred Class"), to elect (and to remove, either for or without cause) one (1) member of the Board of Directors of the Corporation.

               (iii) The other members of the Board of Directors shall be elected by the holders of the Series A Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Preferred Stock and Common Stock voting together as a class.

               (iv) In the case of any vacancy in the office of a director elected by either the Series B Preferred Class or the Series C Preferred Class pursuant to subparagraphs (i) and (ii) of paragraph (b) of this Section 2, the holders of a majority of the shares of that class, may elect a successor to hold the office for the unexpired term of the director whose place shall be vacant, as set forth above. Any director who shall have been elected by either the Series B Preferred Class or the Series C Preferred Class may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series B Preferred Class or Series C Preferred Class, as the case may be, provided that the number of votes against removal is less than the number of votes necessary to elect that director.

     (3)  Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

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          (a)  Right to Convert.
               ----------------

               (i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock at the initial conversion rate of one fully paid and non-assessable share of Common Stock for each share of Preferred Stock, subject, however, to the adjustments described below. (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereafter referred to as the "Conversion Rate.")
                    ---------------
               (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of the Corporation's sale of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, pursuant to an underwritten firm commitment public offering, provided that such offering is at a price of not less than $4.00 per share (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and results in $10,000,000 or more in gross cash proceeds to the Corporation.

               (iii) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock and any shares of Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined in good faith by the Corporation's Board of Directors after considering relevant factors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

          (b)  Mechanics of Conversion.  Before any holder of Preferred Stock
               -----------------------
entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert all or part of the same and shall state in such notice the name or names in which such holder wishes the certificate or certificates for the shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c)  Adjustment of Conversion Rate For Combinations or Consolidations
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of Common Stock.  In the event the Corporation, at any time or from time to time
---------------
after the effective date of a written agreement by the Corporation for the initial sale of a Series of Preferred Stock (hereinafter referred to as the "Original Issue Date"), effects a subdivision or combination of its

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outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then and in each such event the Conversion Rate for such Series of Preferred Stock shall be increased or decreased proportionately.

          (d)  Adjustment of Conversion Rate for Dividends, Distributions and
               --------------------------------------------------------------
Common Stock Equivalents.  In the event the Corporation at any time or from
------------------------
time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then, and in each such event, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Rate for the Preferred Stock shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such Series by a fraction,

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate for such Series shall be recomputed (but to no greater extent than originally adjusted) accordingly as of the close of business on such record date and thereafter the Conversion Rate for such Series shall be adjusted pursuant to this Section
(B)(3)(d) as of the time of actual payment of such dividends or distribution;
(y) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate for such Series shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding, and (z) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate for such Series computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents (but to no greater extent than originally adjusted).

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          (e)  Adjustment of Conversion Rate for Non-Common Stock Distributions.
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In the event the Company shall at any time or from time to time after the
Original Issue Date distribute to any holder of shares of its Common Stock in respect of such shares (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving corporation and the Common Stock is not changed or exchanged), cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets or rights or warrants to subscribe for or purchase securities of the Company, then, and in each such case, the Conversion Rate then in effect for each Series of Preferred shall be adjusted by multiplying the Conversion Rate for such Series in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the current market price per share of Common Stock on the record date referred to below and (y) the denominator of which shall be such current market price per share of Common Stock less the then fair market value (both as determined in good faith by the Board of Directors of the Company, a certified resolution with respect to which shall be mailed to the holder of the Preferred Stock evidenced hereby) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator shall in no event be zero). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

          (f)  No Impairment.  The Corporation will not, by amendment of its
               -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (B)(3) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (g)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Rate for Preferred Stock pursuant to this Section (B)(3), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of the property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (h)  Notices of Record Date.  In the event of the establishment by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days

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prior to the date specified therein, notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (j)  Notices.  Any notices required by the provisions of this Section
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(B) (3) to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

    (4)   Liquidation Preference.
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of each series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.60 per share for each share of Series A Preferred Stock, $0.84 per share for each share of Series B Preferred Stock, $1.1647316 per share for each share of Series C Preferred Stock, $0.35689756907 per share for each share of Series D-1 Preferred Stock, 0.88487000596 per share for each share of Series D-2 Preferred Stock and $5.00 per share for each share of Series E Preferred Stock then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock and Series E Preferred Stock , as applicable. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then, subject to the rights of each Series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment has been made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series E Preferred Stock of

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the full amounts to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably to the holders of the Corporation's Common Stock.

          (b)  (i)    For the purposes of this Section 4, a liquidation,
dissolution or winding up of the Corporation shall be deemed to be occasioned by, or include, (A) the acquisition of the Corporation by another entity by means of any transaction or Series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets or the capital stock of the Corporation, unless the Corporation's shareholders of record immediately prior to such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

               (ii) In any of such events, if the consideration received by the Corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

                      (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (1)  If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) calendar day period ending three (3) days prior to the closing;

                           (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) business days prior to the closing; and

                           (3)  If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                      (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections
(A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

               (iii) In the event the requirements of this Section 4(b) are not complied with, the Corporation shall forthwith either:

                      (A) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with, or

                      (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as

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such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(b)(iv) hereof.

               (iv) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction, which notice shall be mailed, postage prepaid, to the post office address of such holder last shown on the records of the Corporation, not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and shall specify the date of closing of such transaction. The Corporation shall there-after give such holders prompt notice of any material changes in the terms and conditions of the transaction. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes in the terms and conditions of the transaction; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of each of the Series A Preferred Stock then outstanding, the Series B Preferred Stock then outstanding, the Series C Preferred Stock then outstanding, the Series D-1 Preferred Stock then outstanding, the Series D-2 Preferred Stock then outstanding and the Series E Preferred Stock then outstanding.

          (c)  Reorganization, Reclassification, Consolidation, Merger or Sale
               ---------------------------------------------------------------
of Assets. In case of any capital reorganization or reclassification or other
---------
change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another person (other than a consolidation or merger solely for the purpose of changing the Company's state of domicile or in which the Company is the resulting or surviving person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another person of all or substantially all of the assets of the Company (any of the foregoing, a "Transaction"), the Company, or such successor or purchasing person, as the case may be, shall execute and deliver to each holder of the Preferred Stock, at least five (5) Business Days prior to effecting any of the foregoing Transactions, a certificate that the holder of Preferred Stock then outstanding shall have the right thereafter to convert such Preferred Stock into the kind and amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which the Preferred Stock could have been converted immediately prior to such Transaction based on the Conversion Rate for such Preferred Stock. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section B(4) and shall contain other terms identical to the terms hereof. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a person other than the successor or purchasing persons and other than the Company, which controls or is controlled by the successor or purchasing person or which, in connection with such Transaction, issues Stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such person, and such person shall, in such certificate, specifically assume the obligations of such successor or purchasing person and acknowledge its obligations to issue such stock, securities, other property or cash to holders of the Preferred Stock as provided above. The provisions of this Section B(4)(c) similarly shall apply to successive Transactions.

     (5)  Redemption Rights.  The Preferred Stock is not redeemable.
          -----------------

     (6)  Protective Provisions.
          ---------------------

          (a) In addition to any other rights provided by law, so long as at least twenty percent (20%) of the Preferred Stock designated and authorized under this Article III remains outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority in voting interest of such outstanding shares of Preferred Stock, voting together as a single class:

               (i) effect (x) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) pursuant to which the Corporation is acquired by another entity or (y) a sale of all or substantially all of the assets or capital stock of the Corporation unless the Corporation's shareholders of record immediately prior to such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity;

               (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets on a parity with any such preference or priority of the outstanding Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets on a parity with any such preference or priority of the outstanding Preferred Stock;

               (iii) redeem, purchase or otherwise acquire any shares of Common Stock (other than pursuant to equity incentive agreements with employees or service providers giving the Corporation the right to repurchase shares upon termination of employment or services); or

               (iv) redeem, purchase or otherwise acquire any share or shares of Preferred Stock.

          (b) In addition to any other rights provided by law and subject to applicable law, so long as at least twenty percent (20%) of the Preferred Stock designated and authorized under this Article III remains outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority in voting interest of outstanding shares of each series of Preferred Stock adversely affected thereby, voting as a separate series:

               (i) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or Bylaws if such action would alter or change the rights, preferences or privileges of, or restrictions provided for the benefit of, the outstanding Preferred Stock in a way that is materially adverse to the holders of the outstanding Preferred Stock; or

               (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the outstanding Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to any such preference or priority of the outstanding Preferred Stock;

     (7)  No Reissuance of Preferred Stock.  No share or shares of Preferred
          --------------------------------
Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

     (8)  Residual Rights.  All rights accruing to the out-standing shares of
          ---------------
the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     (9)  Consent for Certain Repurchases of Common Stock Deemed to be
          ------------------------------------------------------------
Distributions.  Each holder of Preferred Stock shall be deemed to have
-------------
consented, for purposes of sections 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

     (10) No Preemptive Rights.  Holders of Preferred Stock shall have no
          --------------------
preemptive rights except as granted by the Corporation pursuant to written agreements.

     (C)  Common Stock.
          ------------

     (1)  Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     (2)  Liquidation Rights.  Upon the liquidation, dissolution or winding up
          ------------------
of the Corporation, the assets of the Corporation shall be distributed as provided in Article III(B)(4) hereof.

     (3)  Voting Rights.  Each holder of shares of Common Stock shall have the
          -------------
right to one vote per share of Common Stock held by such holder, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     (4)  No Preemptive Rights.  Holders of Common Stock shall have no
          --------------------
preemptive rights except as granted by the Corporation pursuant to written agreements.

                                  ARTICLE IV

     (A)  Limitation of Directors' Liability.  The liability of the directors
          ----------------------------------
of the Corporation for monetary damages shall be limited to the fullest extent permissible under California law.

     (B)  Indemnification of Corporate Agents.  The Corporation is authorized to
          -----------------------------------
provide indemnification of agents (as defined in section 317 of the California Corporations Code) to the fullest extent permissible under California law.

     (C)  Repeal or Modification.  Any repeal or modification of the foregoing
          ----------------------
provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     THREE: The foregoing amendment and restatement has been approved by the Board of Directors of the Corporation.

     FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 16,663,801 shares of Common Stock, 3,709,971 shares of Series A Preferred Stock, 1,309,523 shares of Series B Preferred Stock, 9,439,991 shares of Series C Preferred Stock, 1,968,026 shares of Series D-1 Preferred Stock 1,734,695 shares of Series D-2 Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock, voting together as a single class, and a majority of each of the (i) outstanding shares of Common Stock, and (ii) outstanding shares of Preferred Stock, each voting as a separate class.

     We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof and that the same are true of our own knowledge.

Executed on   February 16  , 2000
            ---------------
in Palo Alto, California

                                             /s/ Lorraine Hariton
                                         -------------------------------
                                               Lorraine Hariton
                                                   President

                                             /s/ Patrizia Owen
                                         --------------------------------
                                                Patrizia Owen
                                           Chief Financial Officer